UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2009

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 490, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2009 Caspian Services, Inc. (the “Company”) entered into an Employment Agreement with Dr. Mirgali Kunayev (the “Agreement”), the Chairman of the Company’s board of directors. The Agreement is retroactively effective to October 1, 2009. This Agreement replaces the standard Kazakhstan statutorily required employment agreement the Company previously had with Dr. Kunayev. The Agreement provides for Dr. Kunayev’s employment as the Chairman of the Company’s board of directors until the next election of directors. The Agreement provides that it will thereafter renew automatically following each election of directors of the Company’s stockholders at which Dr. Kunayev is re-elected to the board and appointed Chairman.

Pursuant to the Agreement, Dr. Kunayev will receive an annual base salary of $250,000 net of Kazakhstani income and social taxes. Dr. Kunayev will be entitled to participate in all health and life insurance benefit plans that are generally available to all Company executives. Annually, he shall be entitled to five weeks vacation and such personal time as may be agreed upon. The Agreement provides that the Company will lease an executive class vehicle for Dr. Kunayev. The Company will provide Dr. Kunayev with, or reimburse him for the expense of employing: a) a personal assistant; b) an executive secretary; c) a dedicated vehicle driver; d) maintaining a security protocol in Kazakhstan; and e) to cover such other administrative and logistical expenses as may be required to discharge his duties in an amount not to exceed $120,000 annually. The Company will also reimburse Dr. Kunayev for all reasonable expenses incurred by him in the course of performing his duties. Dr. Kunayev will be eligible to receive annual bonuses in such amounts and at such times as may be approved by the board of directors. Any such award shall not exceed 25% of his annual base salary.

The Company may terminate the Agreement at any time for “cause”, as defined in the Agreement, with all rights and benefits under the Agreement ending as of the effective date of such termination. Except as otherwise provided in the Agreement, Dr. Kunayev’s rights and benefits under the Agreement shall terminate upon his voluntary termination of employment, retirement, decision not to stand for re-election, his failure to be re-elected or to be appointed Chairman following an election of directors, his death or disability.

If, as the result of a change in control of the Company, as defined in the Agreement, there shall be: a) an involuntary termination of Dr. Kunayev’s employment; b) a reduction in his title, responsibilities or authority; c) the assignment of duties inconsistent with his office; d) a reduction in his annual base salary; e) a termination in his participation in an incentive compensation plan; f) a failure to provide him with benefits at least as favorable as those he enjoyed prior to the change in control; or g) a material breach of this Agreement by the Company, then within 90 days of such event, Dr. Kunayev may, at his option, resign his position with the Company. In the event of such resignation, Dr. Kunayev shall be entitled to receive a lump-sum cash payment in an amount equal to two times his annual base salary then in effect and the Company will be required to provide Dr. Kunayev and his eligible dependents with health insurance benefits for a period of three years following such resignation.

Absent a change in control, in the event Dr. Kunayev’s employment is terminated by the Company other than for cause or disability or by the Company other than for “good reason”, as defined in the Agreement, Dr. Kunayev shall be entitled to a lump sum cash payment equal to one times his annual base salary then in effect and medical benefits for a period of two years from the date of termination.

The Agreement contains certain provisions relating to U.S. tax law matters such as U.S. excise tax under Section 4999 of the Internal Revenue Code of 1986 (“IRC”) and the “separation from service” Section 409A of the IRC.

The Agreement also provides for the recovery of bonuses and incentive compensation in the event such were bonuses or incentive compensation is based on materially inaccurate financial statements or other performance metrics, provided such determination is made within 12 months of such award.

A copy of Dr. Kunayev’s Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The description of the Employment Agreement in this report is a summary and is qualified in its entirety by the terms of the Employment Agreement contained therein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Employee Employment Agreement between Caspian Services, Inc. and Dr. Mirgali S. Kunayev.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: October 28, 2009	By:	/s/ Kerry Doyle
Kerry Doyle
Chief Executive Officer